Exhibit 5.1

Bitdeer Technologies Group	D +852 3656 6054 / +852 3656 6073
E nathan.powell@ogier.com / rachel.huang@ogier.com

Reference: NMP/RYH/181962.00002

11 August 2023

Dear Sirs

Bitdeer Technologies Group (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the Registration Statement), as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to the offering by the Company (the Offering) of up to 150,000,000 class A ordinary shares of US$0.0000001 par value each of the Company (the Shares) pursuant to an ordinary share purchase agreement dated 8 August, 2023 between the Company and B. Riley Principal Capital II, LLC (the Purchase Agreement).

We are furnishing this opinion as Exhibits 5.1 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined, originals, copies or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 8 December 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)
the amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 8 March 2023 and effective at the Acquisition Merger Effective Time (as defined therein) and filed with the Registrar on 13 April 2023 (the Memorandum and Articles);

(c)	a certificate of good standing dated 4 August 2023 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors and officers of the Company filed with the Registrar on 29 May 2023;

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan Lin Han Cecilia Li Rachel Huang Richard Bennett James Bergstrom Marcus Leese

(e)	the register of mortgages and charges of the Company dated 28 July 2023 (together with (d) above, the Registers);

(f)	a certificate from a director of the Company dated 11 August 2023 as to certain matters of facts (the Director's Certificate);

(g)	the Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 10 August 2023 (the Register of Writs);

(h)	a search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 10 August 2023 (the CORIS Search);

(i)
the written resolutions of the board of directors of the Company passed on 8 August, 2023, approving, among other things, the Company's filing of the Registration Statement, the entry into the Purchase Agreement by the Company and the issuance of the Shares (the Board Resolutions); and

(j)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(f)
all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)
the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(h)
the Purchase Agreement has been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands);

(i)
the Purchase Agreement is legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, with respect to the Company, the laws of the Cayman Islands);

(j)
the Company has the capacity, power, authority and legal right under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Purchase Agreement;

(k)
no monies paid to or for the account of any party under the Purchase Agreement represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively);

(l)
the Company has received, or will receive, money or money's worth (the Consideration) in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than their par value;

(m)	the Shares to be issued by the Company will not exceed the Company's authorised share capital;

(n)
neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets; and

(o)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 500,000,000,000 shares of a par value of US$0.0000001 each comprising:

(i)	499,600,000,000 class A ordinary shares of a par value of US$0.0000001 each;

(ii)	200,000,000 class V ordinary shares of a par value of US$0.0000001 each; and

(iii)
200,000,000 undesignated shares of a par value of US$0.0000001 each, of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

Valid Issuance of Shares

(c)
the Shares to be offered and issued by the Company pursuant to the provisions of the Registration Statement, have been duly authorised and, when issued and allotted by the Company in accordance with the provisions of the Registration Statement, the Purchase Agreement, the Memorandum and Articles, the Board Resolutions and once the Consideration fixed in accordance with the provisions of the Registration Statement is fully paid for, will be validly issued, and (assuming that all of the Consideration is received by the Company) fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the Shares set against their respective names.

Registration statement - taxation

(d)
The statements contained in the Registration Statement in the section headed “Cayman Islands Tax Considerations ”, insofar as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Purchase Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Purchase Agreement and any other agreements into which the Company may have entered or any other documents.

4.2
Under the Companies Act (as revised) of the Cayman Islands (the Companies Act), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3
Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.4
In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforceability of Civil Liabilities" and “Legal Matters” of the Registration Statement". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Ogier